Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

QUEST SOFTWARE, INC.

Up to 9,656,000 Shares of its Common Stock

at a Purchase Price not Greater Than $14.50 nor Less than $12.50 per Share

The Offer, Proration Period and Withdrawal Rights

Expire at 5:00 P.M., New York City Time, on December 9, 2008,

Unless the Offer is Extended.

Quest Software, Inc., a California corporation, sometimes referred to herein as Quest, is offering to purchase from its shareholders, for cash, up to 9,656,000 shares of its common stock, no par value. We refer to our offer to purchase shares of our common stock as the tender offer. Unless the context otherwise requires, all references to shares shall refer to shares of our common stock. The tender offer will be conducted upon the terms and subject to the conditions set forth in this offer to purchase and the related letters of transmittal (as they may be amended and supplemented from time to time).

On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $14.50 nor less than $12.50 per share of common stock, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering shareholders. We will select the lowest purchase price within the indicated range that will allow us to purchase 9,656,000 shares of our common stock pursuant to the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn. We refer to the purchase price we select within the range indicated for our shares as the purchase price.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

All shares of our common stock that we acquire in the tender offer will be acquired at the purchase price, regardless of whether the shareholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the applicable purchase price and not properly withdrawn prior to the expiration date of the tender offer. However because of the “odd lot” priority, proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the shares tendered even if shareholders tendered at or below the purchase price, if more than the number of shares that we seek are properly tendered. We reserve the right, in our sole discretion, to purchase more than 9,656,000 shares of our common stock pursuant to the tender offer, subject to applicable law. We will not purchase shares tendered at prices greater than the purchase price. Shares tendered but not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer.

The shares trade on the NASDAQ Global Select Market under the symbol “QSFT.” On November 6, 2008, the last full trading day prior to our public announcement of the commencement of the tender offer, the closing sale price for the shares of our common stock on the NASDAQ Global Select Market was $13.15. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF COMMON STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES OF COMMON STOCK AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER, EXCEPT FOR OUR EXECUTIVE CHAIRMAN OF THE BOARD, VINCENT C. SMITH, WHO HAS INDICATED HE INTENDS TO TENDER 3,000,000 SHARES AT $13.50. SEE SECTION 11.

You may direct questions and requests for assistance to MacKenzie Partners, Inc. the information agent for the tender offer at its address and telephone numbers set forth on the back cover page of this document. You may also direct requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery to the information agent.

The information agent for the tender offer is:

November 7, 2008

IMPORTANT

If you wish to tender all or any part of your shares pursuant to the tender offer, then prior to the expiration date of the tender offer, which is 5:00 p.m., New York City time, on December 9, 2008 or such later date and time to which we may extend the tender offer (the “Expiration Time”), you must either:

(1) (a) complete and sign the applicable letter of transmittal, or a facsimile of it, according to the instructions in the letter of transmittal, and mail or deliver it, together with any required signature guarantee and any other required documents, to Computershare Trust Company, N.A., the depositary for the tender offer, and mail or deliver the certificates for your tendered shares to the depositary together with any other documents required by the letter of transmittal or (b) tender your shares according to the procedure for book-entry transfer described in Section 3; or

(2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you desire to tender your shares in the tender offer. If you desire to tender your shares but prior to the expiration date:

(1) the certificates for the shares you wish to tender cannot be delivered to the depositary; or

(2) you cannot comply with the procedure for book-entry transfer; or

(3) your other required documents cannot be delivered to the depositary;

you may tender your shares according to the guaranteed delivery procedure described in Section 3.

TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent for the tender offer, at its address and telephone numbers set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the related letters of transmittal or the notice of guaranteed delivery may also be directed to the information agent.

We are not making the tender offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to shareholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF OUR COMMON STOCK IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEPOSITARY OR THE INFORMATION AGENT.

i

ii

SUMMARY TERM SHEET

This summary term sheet highlights material information that can be found elsewhere in this offer to purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent as we do later in this offer to purchase. We urge you to read this entire offer to purchase, and the letter of transmittal, because they contain the full details of the tender offer. We refer to the shares of our common stock as the “shares.” For your convenience, we have included below references to the sections of this offer to purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

Quest Software, Inc.

What will the purchase prices for the shares be?

We are conducting the tender offer through a procedure commonly called a “Dutch Auction.” This procedure allows you to select the price per share (in increments of $0.25) within a price range specified by us at which you are willing to sell your shares of our common stock. We will determine the purchase price that we will pay per share promptly after the offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering shareholders, we can purchase 9,656,000 shares of our common stock (or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date for the offer).

The purchase price will not be greater than $14.50 nor less than $12.50 per share. The lower end of the price range for the tender offer is below the closing sale price for the shares on November 6, 2008, the last full trading day before the public announcement of the commencement of the tender offer, when the closing sale price on the NASDAQ Global Select Market for a share of our common stock was $13.15. We will pay the same per share purchase price in cash, less any applicable withholding taxes and without interest, for all the shares of our common stock we purchase in the tender offer, even if some of the shares are tendered at a price below the purchase price. See Section 1. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined in the Tender Offer.” If you agree to accept the purchase price determined in the tender offer, your shares will be deemed to be tendered at the minimum price of $12.50 per share. You should understand that this election could have the effect of decreasing the purchase price determined by us, which may result in your shares being purchased at the minimum price per share. See Section 3.

How many shares will Quest purchase in the tender offer?

We will purchase up to 9,656,000 shares of our common stock pursuant to the tender offer, or such lesser number of shares as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the tender offer. The 9,656,000 shares represent approximately 9.1 % of our outstanding shares of common stock as of October 31, 2008. If more than 9,656,000 shares are properly tendered, the shares tendered at or below the purchase price will be purchased on a pro rata basis, except for “odd lots” (lots held by beneficial owners of less than 100 shares), which will be purchased on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6).

We expressly reserve the right to purchase a number of additional shares equal to up to 2% of the outstanding shares of our common stock without extending the applicable offer. We also reserve the right to purchase more shares, subject to applicable legal requirements. The tender offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 7.

What happens if more than 9,656,000 shares are properly tendered at or below the respective purchase price?

If more than 9,656,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date for the tender offer, we will purchase shares:

first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the purchase price and do not properly withdraw them before the expiration date for the tender offer;

second, from all other shareholders who properly tender shares at or below the purchase price and do not properly withdraw them before the applicable expiration date, on a pro rata basis (except for shareholders who tendered shares conditionally if the condition was not satisfied); and

third, only if necessary to permit us to purchase 9,656,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), from shareholders who have conditionally tendered shares at or below the purchase price and do not properly withdraw them (if the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares of our common stock.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares of our common stock that you tender even if you tender them at or below the purchase price. See Section 1.

If I own fewer than 100 shares of common stock subject to the tender offer and I tender all of my shares, will I be subject to proration?

If you beneficially own fewer than 100 shares of our common stock, in the aggregate, you properly tender all of these shares at or below the purchase price and do not properly withdraw them prior to the expiration date for the tender offer and you complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, we will purchase all of your shares of our common stock without subjecting them to the proration procedure. See Section 1.

What is the market price of my shares as of a recent date?

As of November 6, 2008, the last full trading day before the public announcement of the commencement of the tender offer, the closing sale price on the NASDAQ Global Select Market of the shares was $13.15 per share. You are urged to obtain current market quotations for your shares before deciding whether and at what price to tender your shares. See Section 8.

Why is Quest making the tender offer?

Our management and board of directors have evaluated our operations, strategy and expectations and have determined that repurchasing a portion of our shares of our common stock is a prudent use of our financial resources. We believe that our current stock price levels do not reflect the current performance or long-term growth prospects of our business. Accordingly, an investment in our own stock at the range of offered prices represents an attractive strategic transaction. We believe that shrinking our equity base, in conjunction with continued investment in our business, is an appropriate way to create long-term value for our shareholders.

The tender offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the applicable share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the applicable share price and the usual transaction costs associated with market sales. Furthermore, “odd lot” holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased pursuant to the tender offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 2.

How will Quest pay for the shares?

We anticipate that we will purchase shares in the tender offer, and pay related fees and expenses, with our available cash resources. Financing is not a condition to the tender offer. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the applicable tender offer expires. The tender offer will expire on December 9, 2008, at 5:00 p.m., New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the tender offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer or indicate the length of any extension we may provide. See Section 14.

How will I be notified if Quest extends, amends or terminates the tender offer?

If we decide to extend the tender offer, we will issue a press release announcing the extension and the new expiration date by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We will announce any amendment to the tender offer by making a public announcement of the amendment. We can terminate the tender offer under certain circumstances. See Section 14.

Are there any conditions to the tender offer?

Yes. The tender offer is subject to a number of conditions, such as compliance with legal restrictions on the amount we can spend to repurchase our shares, the absence of court or governmental action prohibiting the tender offer and the absence of changes in general market conditions that, in our judgment, are or may be materially adverse to us. See Section 7.

Following the tender offer, will Quest continue as a public company?

Yes, the completion of the tender offer in accordance with the conditions in this offer to purchase will not cause Quest to be delisted from the NASDAQ Global Select Market or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). While Quest will continue as a public company following the tender offer, you should note that Quest currently intends to reincorporate from California to Delaware as soon as reasonably practicable following the completion of the tender offer. See Section 11.

How do I tender my shares?

If you wish to tender all or a portion of your shares, then before 5:00 p.m., New York City time, on December 9, 2008, unless the applicable tender offer is extended:

•

you must deliver your share certificate(s) and a properly completed and duly executed applicable letter of transmittal to the depositary at the address appearing on the back cover page of this offer to purchase; or

•	the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed applicable letter of transmittal or an “agent’s message”; or

•	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

•	you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the information agent for assistance. The contact information for the information agent is set forth on the back cover page of this offer to purchase. See Section 3. Please note that Quest will not purchase your shares in the tender offer unless the depositary receives the required documents prior to the expiration of the tender offer. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

Once I have tendered shares in the tender offer, can I withdraw my tender?

You may withdraw any shares you have tendered pursuant to the tender offer at any time before the expiration of the tender offer, which will occur at 5:00 p.m., New York City time, on December 9, 2008, or the new expiration date if we extend the applicable tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 5:00 p.m., New York City time, on January 8, 2009. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the series and number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if shares have been tendered under the procedure for book-entry transfer set forth in Section 3, or if the share certificates to be withdrawn have been delivered to the depositary. See Section 4.

Has Quest or its board of directors adopted a position on the tender offer?

Our board of directors has approved the tender offer. However, neither we nor our board of directors, the depositary or information agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you will tender them. In doing so, you should read carefully the information in this offer to purchase and in the letter of transmittal including our reasons for the tender. Our directors and officers have advised us that they do not intend to tender any shares in the tender offer, except our Executive Chairman, Vincent C. Smith, who has indicated he intends to tender 3,000,000 shares at $13.50. See Section 11.

When will Quest pay for the shares I tender?

We will pay the applicable purchase price to you in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered shareholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, you will need to consult your broker or bank to determine whether transaction costs apply. See Section 3.

If I decide not to tender, how will the tender offer affect my shares?

Shareholders who choose not to tender will own a greater percentage interest in our outstanding common stock immediately following the consummation of the tender offer.

I am a U.S. shareholder. What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution. See Section 13.

EACH SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE TENDER OF SHARES PURSUANT TO THE OFFER TO PURCHASE.

I am a foreign shareholder. What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash for your tendered shares will be treated as either (1) consideration received in a sale or exchange or (2) a distribution. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are a foreign shareholder who is not engaged in a trade or business in the United States, you will generally not be subject to U.S. federal income taxation on the receipt of such cash subject to certain exceptions. However, if the receipt of cash is treated as a dividend distribution you will generally be subject to U.S. withholding tax on such distribution at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts which may be unique as to each shareholder. See Section 13. Therefore, except as provided in Section 13, we will presume that all amounts paid to foreign shareholders in exchange for their shares are dividend distributions and U.S. federal income tax will be withheld at the rate of 30% (or a lower rate pursuant to an applicable income tax treaty) unless the receipt of cash is effectively connected with a foreign shareholder’s conduct of a trade or business within the United States and certain certification requirements are satisfied. If the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount.

EACH SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER TO PURCHASE.

Who can I talk to if I have questions?

You may call MacKenzie Partners, Inc., the information agent for the offer, at (800) 322-2885. See the back cover of this offer to purchase for further information on how to obtain answers to your questions. Additional contact information is set forth on the back cover page of this offer to purchase.

FORWARD-LOOKING STATEMENTS

Certain statements in this offer to purchase or in the documents incorporated by reference herein, to the extent they are not recitations of historical fact, constitute forward looking statements within the meaning of the Federal securities laws. You can identify these statements by forward-looking words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” and “will,” or other similar words, phrases or expressions. Reference is made in particular to forward-looking statements regarding our expectations regarding completing the tender offer, the potential impact of completing the tender offer and our long-term growth. We have based these forward-looking statements on our current expectations and projections about future events. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, and are based on our current beliefs as well as assumptions made by us and information currently available to us. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate and there can be no assurance that the expectation or belief will result or be achieved or accomplished. In addition to the risk factors described in our most recent Annual Report on Form 10-K and our subsequent filings with the Securities and Exchange Commission (the “SEC”), the following include some but not all of the factors that could cause actual results or events to differ materially from anticipated results or events:

•	illiquidity and insufficiency of cash, cash equivalents and short-term investments for near term requirements;

•	material legal proceedings;

•	changes in consumer demand;

•	changes in consumer purchasing decisions and budget cycles;

•	changes in business strategies and decisions;

•	exposure to general economic conditions, including the ongoing economic crisis, and reductions in corporate or public sector information technology (“IT”) spending;

•	timing of revenue recognition for sales of software products and services;

•	the introduction of new or enhanced products and services by our competitors and changes in the pricing policies of these competitors;

•	fluctuations in foreign currency exchange rates; and

•	natural disasters or power outages.

We caution you not to place undue reliance on the forward-looking statements contained or incorporated by reference in this offer to purchase. These forward-looking statements speak only as of the date on which the statements were made. We are not obligated to update or revise any forward-looking statement, whether as a result of new information, future results or any other reason, except as may be required by the federal securities laws. Notwithstanding the foregoing, at any time prior to the expiration date for the tender offer, we are obligated to update this offer to purchase to reflect material changes in the information contained herein. Notwithstanding anything in this offer to purchase, the letter of transmittal or any document incorporated by reference into this offer to purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the tender offer.

THE TENDER OFFER

1. NUMBER OF SHARES; PRORATION

General. Upon the terms and subject to the conditions of the tender offer, we will purchase 9,656,000 shares of our common stock or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a purchase price not greater than $14.50 nor less than $12.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “expiration date,” when used with reference to the tender offer, means 5:00 p.m., New York City time, on December 9, 2008, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open. Should the tender offer be extended, the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. The proration period and withdrawal rights for the tender offer expire on the expiration date for that tender offer.

In accordance with the rules of the SEC, we may, and we expressly reserve the right to, purchase under the tender offer an additional amount of shares of our common stock not to exceed 2% of the outstanding shares, without amending or extending the tender offer. See Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered at prices at or below the purchase price for the tender offer (determined as provided herein) will be subject to proration, except for Odd Lots (as defined below).

If we:

•	increase the price to be paid for the shares above $14.50 per share, or decrease the price to be paid for the shares below $12.50 per share;

•	increase the number of shares we seek in the tender offer by a number in excess of 2% of the outstanding shares; or

•	decrease the number of shares we seek; and

in any such case the tender offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the affected tender offer until the expiration of such period of ten business days. For the purposes of the tender offer, a “business day” means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO SATISFACTION OF CERTAIN CONDITIONS. SEE SECTION 7.

In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares of our common stock must specify the price or prices, not greater than $14.50 nor less than $12.50 per share, at which they are willing to sell their shares to us in the tender offer. The lowest price that may be specified for shares is $12.50. The prices that may be specified for shares increase in increments of $0.25 up to the highest price that may be specified which is $14.50 per share. A shareholder who desires to tender shares at more than one price must complete a separate letter of transmittal for each price. See Section 3. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price (determined as provided herein) we pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, in which case the shareholder will be deemed to have tendered such shares at the minimum price of $12.50 per share. Choosing the second option will maximize the chance that we will purchase a tendering shareholder’s shares, may lower the purchase price paid for all purchased shares in the tender offer and could result in the tendering shareholder receiving a price per share as low as $12.50. See Section 8 for recent market prices for the shares.

TO TENDER SHARES PROPERLY, SHAREHOLDERS MUST SPECIFY THE PRICE THEY ARE WILLING TO ACCEPT FOR THE SHARES THEY TENDER OR, ALTERNATIVELY, SPECIFY THAT THEY WILL SELL THEIR TENDERED SHARES AT THE PURCHASE PRICE FOR SUCH SHARES DETERMINED AS PROVIDED HEREIN. IF YOU SPECIFY MORE THAN ONE PRICE FOR YOUR SHARES IN A SINGLE LETTER OF TRANSMITTAL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES. SEE SECTION 3.

Promptly after the expiration date for the tender offer, we will determine the purchase price within the applicable price range that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering shareholders, we can purchase 9,656,000 shares (or such fewer number of shares as are properly tendered and not properly withdrawn prior to the applicable expiration date). In each case, the purchase price will be the net amount payable to the seller in cash, less any applicable withholding taxes and without interest. Shares properly tendered under the tender offer at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot priority, proration and conditional tender provisions.

We will not purchase shares tendered at prices greater than the purchase price, nor will we purchase shares that we do not accept in the tender offer because of “odd lot” priority, proration and conditional tender provisions. We will return to the tendering shareholders shares that we do not purchase in the tender offer at our expense promptly after the applicable expiration date.

Shareholders also can specify the order in which we will purchase shares tendered in the tender offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the tender offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the depositary will select the order of shares purchased.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date of the tender offer is less than or equal to 9,656,000 shares, or such greater number of shares as we may elect to purchase pursuant to the tender offer, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if more than 9,656,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, we will purchase properly tendered and not properly withdrawn shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the tender offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) of shares who:

•

tenders all shares beneficially owned by such Odd Lot Holder at a price at or below the purchase price (tenders of less than all of the shares owned by such odd lot holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•

Third, if necessary to permit us to purchase 9,656,000 shares (or such greater number of shares as we may elect to accept for payment), shares conditionally tendered and not properly withdrawn (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the purchase price determined in the tender offer, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the tender offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

Odd Lots. The term “Odd Lots” means, with respect to the shares of our common stock, all shares properly tendered prior to the applicable expiration date at prices at or below the purchase price and not properly withdrawn by any person (an “Odd Lot Holder”) who beneficially owned fewer than 100 shares, as the case may be, and so certified in the appropriate place in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

To qualify for the odd lot preference with respect to the tender offer, an Odd Lot Holder must tender all shares of our common stock, as applicable, owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the tender offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the depositary, would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares of our common stock pursuant to the tender offer should complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

Proration. Upon the terms and subject to the conditions of the tender offer (including the odd lot preference discussed above and the conditional tender provisions discussed in Section 6), if more than 9,656,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price, as the case may be, and not properly withdrawn before the expiration date, we will purchase such properly tendered and not properly withdrawn shares, as the case may be, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares.

If proration of tendered shares is required, we will determine the proration factor for those shares promptly after the expiration date of the tender offer. The proration factor with regard to the tender offer that is over-subscribed will be determined by dividing the maximum number of shares sought by us to be purchased in the tender offer (minus the number of shares to be purchased from Odd Lot Holders) by the total number of shares that are properly tendered pursuant to the tender offer, and not properly withdrawn, at or below the purchase price (minus the number of shares to be purchased from Odd Lot Holders). We will then determine the number of shares we will purchase from each shareholder (other than Odd Lot Holders) from whom we purchase shares in the over-subscribed tender offer by multiplying the number of shares properly tendered by that shareholder in the tender offer at prices at or below the purchase price and not properly withdrawn, by the proration factor for the tender offer. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the odd lot priority described above and the conditional tender procedure described in Section 6, we do not expect to be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until approximately five to seven business days after the expiration date for the tender offer. The final results of any proration will be announced by press release promptly after the determination thereof.

As described in Section 13, the number of shares that we will purchase from a shareholder under the tender offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such shareholder.

This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of our common stock.

2. BACKGROUND AND PURPOSE OF THE TENDER OFFER

Purpose of the Tender Offer. Our management and board of directors have evaluated our operations, strategy and expectations and have determined that repurchasing a portion of our shares of common stock is a prudent use of our financial resources. We believe that our current stock price levels do not reflect the current performance or long-term growth prospects of our business. Accordingly, an investment in our own stock at the range of offered prices represents an attractive strategic transaction. We believe that shrinking our equity base, in conjunction with continued investment in our business, is an appropriate way to create long-term value for our shareholders.

We believe that the Dutch auction tender offer set forth in this offer to purchase represents a mechanism to provide all of our shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect. The tender offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the applicable share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the applicable share price and the usual transaction costs associated with market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased pursuant to the tender offer will avoid any applicable odd lot discounts that might be payable on sales of their shares.

Certain Effects of the Tender Offer. The tender offer may present some potential risks and disadvantages to our continuing shareholders, including:

We will utilize a portion of our existing cash in connection with the tender offer and, as a result, will have reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased, and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

After the tender offer is completed, we believe that our capital structure and cash flow from operations, will provide us with sufficient liquidity to meet our current operating expenses and other expenses directly associated with our business for the foreseeable future, and in any event for at least the next 12 months. However, actual experience may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the tender offer, our management and our Board took into account the expected financial impact of the tender offer as well as relevant market and business conditions.

After the completion of the tender offer, Quest expects to have sufficient cash flow and access to funding to meet its cash needs for normal operations, anticipated capital expenditures and acquisition opportunities that may arise. However, Quest does from time to time evaluate potential acquisition opportunities, which in some cases may involve a significant amount of cash consideration, and which, as a result of the purchase of shares in the tender offer and any such acquisitions for cash using the proceeds of debt financing, could result in a significant amount of Quest indebtedness and leverage.

As of October 31, 2008, Quest’s directors and executive officers as a group (eight persons) owned an aggregate of 35,256,346 shares representing 32.1% of the outstanding shares (assuming conversion or exercise of certain Quest equity securities as described below). The directors and executive officers of Quest are entitled to participate in the tender offer on the same basis as the other shareholders. Vincent C. Smith, our Executive Chairman of the Board, has indicated he intends to tender 3,000,000 shares at $13.50. As a consequence, if the tender offer is fully subscribed at or above a purchase price of $13.50 and if all of Mr. Smith’s tendered shares are purchased in the tender offer, Mr. Smith’s beneficial ownership of our outstanding common stock would decrease from 30.8% as of October 31, 2008 to 30.7% immediately following the completion of the tender offer. Our other directors and executive officers have each advised us that they do not intend to tender any of their shares in the tender offer. In addition, the proportional holdings in Quest of our directors and executive officers that do not tender any of their shares in the tender offer will increase if we complete the tender offer. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the applicable purchase price to be paid to our shareholders in the tender offer. See Section 11.

The tender offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. These reductions in our public float and number of shareholders may reduce the volume of trading in our shares and may result in lower stock prices or reduced liquidity in the trading market for our shares following completion of the tender offer. Trading of a relatively small volume of the shares after consummation of the tender offer may have a greater impact on trading prices than would be the case prior to the consummation of the tender offer.

Based upon the listing standards of the NASDAQ Global Select Market, we do not expect that our purchase of shares in the tender offer will cause our common stock to be delisted from the NASDAQ Global Select Market. The tender offer is conditioned on, among other things, there not being a reasonable likelihood that the consummation of the tender offer and the purchase of shares will cause the common stock to be delisted from the NASDAQ Global Select Market. See Section 7, “Certain Conditions of the Tender Offer.”

Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC, and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the terms of the tender offer will not result in our common stock not continuing to be required to be registered under the Exchange Act. The tender offer is conditioned on, among other things, there not being a reasonable likelihood that the consummation of the tender offer and the purchase of shares will result in our common stock not continuing to be required to be registered under the Exchange Act. See Section 7, “Certain Conditions of the Tender Offer.”

As a California corporation, we are subject to legal restrictions on our ability to complete distributions to shareholders (such as dividends and share repurchases). These limitations take into account our retained earnings or the relative balances of our assets and liabilities and are designed to ensure that a corporation does not impair its ability to satisfy its liabilities by returning capital to its shareholders. Compliance with these limitations limits the amount of cash we can distribute to shareholders (in the form of the purchase price for tendered shares) to approximately $141 million, based upon our balance sheet as of September 30, 2008. The tender offer is conditioned on, among other things, there not being a reasonable likelihood that we will not be able to purchase the number of shares we intend to purchase in the tender offer in compliance with legal restrictions on our ability to complete distributions to shareholders (such as dividends and share repurchases) imposed on us as a California corporation. See Section 7, “Certain Conditions of the Tender Offer.”

Shareholders who do not tender their shares pursuant to the tender offer and shareholders who otherwise retain an equity interest in Quest as a result of a partial tender of shares or proration will continue to be owners of Quest. As a result, if we complete the tender offer, those shareholders will realize a proportionate increase in their relative equity interest in Quest and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Shareholders may be able to sell non-tendered shares in the future on the open market, or otherwise, at a net price significantly higher or lower than the purchase price in the tender offer. We can give no assurance as to the price at which a shareholder may be able to sell its shares in the future.

We may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more or less favorable to shareholders than the terms of the tender offer. However, SEC Rule 13e-4(f)(6) prohibits Quest and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration or earlier termination of the tender offer.

Shares acquired pursuant to the tender offer will be restored to the status of authorized but unissued shares and will be available for us to issue in the future without further shareholder action (except as required by applicable law or the rules of the NASDAQ Global Select Market or any other securities exchange on which the shares may then be listed). Quest could use shares without shareholder approval to raise additional capital, to acquire other businesses to satisfy obligations under existing or future employee benefit or compensation programs or stock plans or compensation plans for directors and/or for other purposes.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF OUR COMMON STOCK. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU WILL TENDER THEM.

3. PROCEDURES FOR TENDERING SHARES

Proper Tender of Shares. For shares to be tendered properly under the tender offer, (1) the certificates for such shares (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an “agent’s message” (as defined below), and any other documents required by such letter of transmittal, must be received before 5:00 P.M., New York City time, on the applicable expiration date by the depositary at its address set forth on the back cover page of this offer to purchase or (2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

Shareholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through the brokers or banks and not directly to the depositary.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

In accordance with Instruction 5 of the letter of transmittal for shares, each shareholder desiring to tender shares pursuant to the tender offer must either (1) check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined in the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $12.50 per share or (ii) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the letter of transmittal captioned “Shares Tendered at Price Determined by Shareholder.” A tender of shares will be proper if one, and only one, of these boxes is checked on the letter of transmittal.

If tendering shareholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined in the Tender Offer.” NOTE THAT SELECTING “SHARES TENDERED AT PRICE DETERMINED IN THE TENDER OFFER,” MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE TENDER OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $12.50 PER SHARE. The lower end of the price range for the tender offer is below the closing sale price for the shares on November 6, 2008, the last full trading day before the public announcement of the commencement of the tender offer, when the closing sale price on the NASDAQ Global Select Market for a share of our common stock was $13.15.

Shareholders also can specify the order in which we will purchase shares tendered in the tender offer in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the tender offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration or otherwise, the depositary will select the order of shares purchased.

In order to qualify for the preferential treatment available to Odd Lot Holders as set forth above, Odd Lot Holders must tender all of their shares and also complete the section titled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

A shareholder who desires to tender shares at more than one price must complete a separate letter of transmittal for each price, provided that a shareholder may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price. In the event a shareholder has submitted multiple letters of transmittal in order to tender shares at more than one price, a separate notice of withdrawal must be submitted in accordance with the terms of the tender offer with respect to each separate letter of transmittal in order for such withdrawals to be effective.

TO TENDER SHARES PROPERLY, SHAREHOLDERS MUST CHECK ONE AND ONLY ONE PRICE BOX IN THE APPROPRIATE SECTION OF THE LETTER OF TRANSMITTAL. IF YOU CHECK MORE THAN ONE BOX OR IF YOU FAIL TO CHECK ANY BOX AT ALL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES.

Signature Guarantees. No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility”, whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” on the letter of transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Exchange Act. If a certificate for shares is registered in the name of a person other than the person executing a proper letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of (i) certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary’s account at the book-entry transfer facility as described above, (ii) a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and (iii) any other documents required by the applicable letter of transmittal.

Method of Delivery. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the tender offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the depositary (as payer) as well as certain other information and certifies under penalties of perjury that the number is correct, the shareholder is a U.S. person and the shareholder is not subject to backup withholding. Therefore, each tendering shareholder that is a United States Holder (as defined below) should complete and sign the Substitute Form W-9 included as part of each letter of transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the depositary that the shareholder is not subject to backup withholding. If a United States Holder does not provide the depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders (as defined below)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN or W-8ECI (or in the case of certain foreign partnerships and other foreign intermediaries, Form W-8IMY), signed under penalties of perjury, attesting to that shareholder’s exempt status. This statement can be obtained from the depositary. See Instruction 14 of the related letter of transmittal.

TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 28% OF THE GROSS PAYMENT MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE

TENDER OFFER, EACH SHAREHOLDER THAT IS A UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF EACH LETTER OF TRANSMITTAL; AND EACH SHAREHOLDER THAT IS A NON-UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM THE BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH CERTAIN INFORMATION BY COMPLETING THE APPLICABLE SUBSTITUTE FORM W-8 INCLUDED AS PART OF EACH LETTER OF TRANSMITTAL.

For a discussion of United States federal income tax consequences to tendering shareholders, see Section 13.

Withholding for Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the depositary will withhold U.S. federal income taxes equal to 30% of the “deemed dividend” payable to a Non-United States Holder or his agent unless the depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the payments are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the payments are generally attributable to a United States permanent establishment maintained by such Non-United States Holder). The “deemed dividend” payable to a Non-United States Holder will be deemed to be the gross payment to such Non-United States Holder unless we have determined prior to the time of the payment that a lesser amount should be subject to withholding pursuant to applicable United States Treasury Regulations. See Section 13. To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the depositary a properly completed and executed IRS Form W-8BEN before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the depositary a properly completed and executed IRS Form W-8ECI. In the case of certain Non-United States Holders that are foreign partnerships (or other foreign intermediaries), Form W-8IMY should be filed. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the tender offer in the manner and to the extent described in Section 13 as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The depositary will determine a shareholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN, IRS Form W-8ECI or IRS Form W-8IMY) unless facts and circumstances indicate that reliance is not warranted.

A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the “complete termination”, “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

Guaranteed Delivery. If a shareholder desires to tender shares under the tender offer and the shareholder’s share certificates are not immediately available or cannot be delivered to the depositary before the applicable expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the applicable expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(a) the tender is made by or through an eligible guarantor institution;

(b) the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the applicable expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Quest has provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

(c) the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, are received by the depositary within three NASDAQ Global Select Market trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Return of Unpurchased Shares. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the applicable expiration date, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects. All questions as to the number of shares to be accepted, the price that we will pay for the shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender; provided that we will not waive any condition of the tender offer with respect to a tender unless we waive that condition for all tenders made in the tender offer. Our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of Quest, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Quest’s Acceptance Constitutes an Agreement. A tender of shares of our common stock under any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering shareholder’s representation and warranty to us that:

(1) the shareholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; and

(2) the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account into the tender offer unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

(1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and

(2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the tender offer.

Lost or Destroyed Certificates. If the share certificates which a registered shareholder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the letter of transmittal. See Instruction 16 of the letter of transmittal.

CERTIFICATES FOR TENDERED SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO QUEST OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO QUEST OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4. WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time before the expiration date of the tender offer and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time after 5:00 p.m., New York City time, on January 8, 2009.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility’s procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Quest, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If we extend the tender offer, we are delayed in our purchase of shares or we are unable to purchase shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will determine the purchase price we will pay for the shares properly tendered and not properly withdrawn before the expiration date of the tender offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price so determined and not properly withdrawn prior to such expiration date.

For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at prices at or below the purchase price that is determined for the shares and are not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment under the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date we will accept for payment and pay a single per share purchase price not greater than $14.50 nor less than $12.50 per share for 9,656,000 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration in connection with the tender offer, we will determine the proration factor and pay for those tendered shares accepted for payment pursuant to such tender offer promptly after the expiration date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to seven business days after such expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares not purchased due to proration or conditional tender, will be returned to the tendering shareholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, promptly after the expiration date or termination of the tender offer without expense to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY QUEST REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur prior to the expiration date for the tender offer, we may not be obligated to purchase shares under the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH EACH LETTER OF TRANSMITTAL (OR OTHERWISE ESTABLISH A VALID EXEMPTION) MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

6. CONDITIONAL TENDER OF SHARES

Subject to the limited exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered at or below the applicable purchase price with respect to such shares prior to the applicable expiration date will be subject to proration. See Section 1. In order to avoid (in full or in part) possible proration, a shareholder may tender shares subject to the condition that we must purchase a specified minimum number of the shareholder’s shares tendered pursuant to a letter of transmittal if we purchase any shares tendered. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the letter of transmittal and indicate the minimum number of shares that we must purchase if we purchase any shares. We urge each shareholder to consult with his or her own financial or tax advisors with respect to such election.

After the applicable expiration date, if more than 9,656,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for the tendered shares, we will calculate a preliminary proration percentage with respect to such shares based upon all of such shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any shareholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below 9,656,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the applicable shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

7. CERTAIN CONDITIONS OF THE TENDER OFFER

Notwithstanding any other provision of the tender offer, and in addition to (and not in limitation of) our rights to extend and/or amend the tender offer at any time, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the date of this offer to purchase and at or before the expiration date for the tender offer, any of the following events shall have occurred (or have been reasonably determined by us to have occurred):

(a) there shall have been threatened, instituted or pending any action or proceeding by any governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental, regulatory, or administrative authority or agency or tribunal, domestic or foreign, that:

(1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the tender offer, the acquisition of any shares pursuant to the tender offer, or consummation of the tender offer; or

(2) could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of Quest and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of the tender offer to Quest;

(b) there shall have been any action threatened, pending or taken, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the tender offer or to Quest or any of its subsidiaries, by any court or any government or governmental, regulatory, or administrative agency or authority or tribunal, domestic or foreign, which, in Quest’s sole judgment, acting reasonably, would or might directly or indirectly result in any of the consequences referred to in clause (1) or (2) of paragraph (a) above;

(c) there shall have occurred:

(1) the declaration of any banking moratorium or suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

(2) any general suspension of trading in, or a limitation on prices for, securities on any national securities exchange or market in the United States;

(3) the commencement of a war, acts of terrorism, armed hostilities or any other national or international crisis directly or indirectly involving the United States or Canada or any other country in which Quest or any of Quest’s subsidiaries does business;

(4) any limitation by any governmental, regulatory, or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States or Canada;

(5) any change in the general political, market, economic or financial conditions in the United States or Canada or any other country in which Quest or any of Quest’s subsidiaries do business that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Quest and its subsidiaries, taken as a whole;

(6) any suspension of, or limitation on, the markets for U.S. dollars or other currency in which a material bank loan of Quest or any of its subsidiaries is denominated, if any, or any material change in the exchange rates of such currencies that could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Quest and its subsidiaries, taken as a whole;

(7) in the case of any of the above conditions existing at the date of this offer to purchase, in Quest’s reasonable judgment, a material acceleration or worsening of it; or

(8) any decrease (i) in the market price of the shares of our common stock on the NASDAQ Global Select Market or (ii) in the NASDAQ Composite Index, the New York Stock Exchange Index, the Dow Jones Industrial Average or the S&P 500 Composite Index, in each case by an amount in excess of 10% during any period between the commencement of the tender offer on November 7, 2008 and the expiration date of the tender offer;

(d) any change or changes shall have occurred or been threatened or anticipated in the business, condition (financial or otherwise), assets, liabilities, income, operations, share ownership or prospects of Quest or its subsidiaries that could reasonably be expected to have a material adverse effect on Quest and its subsidiaries, taken as a whole;

(e) a tender or exchange offer for any or all of the shares (other than the tender offer made hereby), or any merger, business combination or other similar transaction with or involving Quest, shall have been publicly proposed, announced or made by any person;

(f) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the Commission before November 7, 2008 a Schedule 13G or a Schedule 13D with respect to any of the shares) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares of our common stock;

(g) any entity, group, or person who has filed with the SEC on or before the date of this offer to purchase a Schedule 13G or a Schedule 13D with respect to any shares of our common stock shall have acquired, or proposed to acquire, beneficial ownership of additional shares constituting more than 2% of the outstanding shares of our common stock or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding shares of our common stock;

(h) any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire shares of our common stock;

(i) we determine that there is a reasonable likelihood that the consummation of the tender offer and the purchase of shares will cause our shares of common stock to be delisted from the NASDAQ Global Select Market or result in our common stock no longer being subject to the periodic reporting obligations under the Exchange Act;

(j) we determine that there is a reasonable likelihood that we will not be able to purchase the number of shares we intend to purchase in the tender offer in compliance with legal restrictions on our ability to complete distributions to shareholders (such as dividends and share repurchases) imposed on us as a California corporation; or

(k) any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory or administrative agency or authority or any third party consents required to be obtained in connection with either tender offer shall not have been obtained on terms satisfactory to Quest, in its sole judgment, acting reasonably.

The foregoing conditions are for the sole benefit of Quest and may be asserted by Quest regardless of the circumstances giving rise to any such condition, and may be waived by Quest, in whole or in part, as to the tender offer at any time prior to the expiration date, in its sole discretion. Quest’s failure at any time to exercise any of the foregoing rights as to the tender offer shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted by Quest at any time, in its sole discretion, prior to the expiration date. Any determination or judgment by Quest concerning the events described above will be final and binding on all parties.

8. PRICE RANGE OF SHARES

Price Ranges of Shares. Quest’s common stock is listed on the NASDAQ Global Select Market under the symbol “QSFT.” The following table shows the high and low sale prices per share of our common stock as reported on the NASDAQ Global Select Market for the periods indicated:

		High	Low
Fiscal 2006	First Quarter	$16.95	$14.34
	Second Quarter	$18.20	$12.50
	Third Quarter	$14.88	$11.17
	Fourth Quarter	$16.04	$13.02

Fiscal 2007	First Quarter	$17.08	$13.98
	Second Quarter	$17.72	$15.87
	Third Quarter	$17.25	$13.58
	Fourth Quarter	$18.87	$15.52

Fiscal 2008	First Quarter	$18.37	$12.14
	Second Quarter	$17.12	$12.50
	Third Quarter	$15.57	$12.36
	Fourth Quarter (through November 6, 2008)	$13.89	$10.31

We publicly announced our intention to conduct a tender offer after the close of trading on October 8, 2008. On October 8, 2008, the reported closing price of the shares on the NASDAQ Global Select Market was $10.58.

On November 6, 2008, the last full trading day prior to the public announcement of the commencement of the tender offer, the closing sale price for the shares of our common stock on the NASDAQ Global Select Market was $13.15. Shareholders are urged to obtain current market quotations for their shares.

9. SOURCE AND AMOUNT OF FUNDS

Assuming that 9,656,000 shares are purchased in the tender offer at a price between $12.50 and $14.50 per share, the aggregate purchase price for the shares purchased in the tender offer will be between $120,700,000 and $140,012,000.

We anticipate that we will pay for the shares tendered in the tender offer and accepted by us, and all expenses attributable to the tender offer, from our available cash resources. The tender offer is not conditioned on the receipt of financing.

We will utilize a portion of our existing cash in connection with the tender offer and, as a result, will have reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased, and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

After the completion of the tender offer, Quest expects to have sufficient cash flow and access to funding to meet its cash needs for normal operations, anticipated capital expenditures and acquisition opportunities that may arise. However, Quest does from time to time evaluate potential acquisition opportunities, which in some cases may involve a significant amount of cash consideration, and which, as a result of the purchase of shares in the tender offer and any such acquisitions for cash using the proceeds of debt financing, could result in a significant amount of Quest indebtedness and leverage.

10. CERTAIN INFORMATION ABOUT US

Quest delivers innovative products that help IT organizations get more performance from their computing environment. Our product areas are Application Management, Database Management, Windows Management and Virtualization Management. The focus of our products is based upon generating higher levels of performance, manageability and productivity throughout our customers’ IT infrastructure and with products and services that enable them to manage their IT investments. We derive revenues from three primary sources: (1) sales of software licenses, (2) post-contract technical support (or “maintenance”) services and (3) professional consulting and training services. Our software licensing model is primarily based on perpetual license fees, and our license fees are typically calculated either on a per-server basis or a per-seat basis. Our primary expenses are our personnel costs, which include compensation, benefits and payroll related taxes, which are a function of our world-wide headcount. We invest a significant portion of our cash flows in research and development to design, develop and enhance a wide variety of software products and technologies. We have also maintained an approach of using acquisitions as a strategy to obtain incremental products and technology that will be attractive to our customers. In addition, we are primarily a direct-sales driven organization that expends significant selling costs to secure new customer license sales and the follow-on maintenance revenue stream that can continue forward beyond the initial license sale.

We incorporated in California in 1987 and maintain our principal executive offices at 5 Polaris Way, Aliso Viejo, California 92656. Our telephone number is (949) 754-8000. Our website address is www.quest.com. We operate on a calendar fiscal year.

Where you can find more information about us. Quest has filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information about the tender offer. This offer to purchase does not contain all the information included in the Schedule TO. We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file periodic reports and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.

Incorporation by reference. The rules of the SEC allow us to “incorporate by reference” information into this offer to purchase, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this offer to purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this offer to purchase or in any other document expressly incorporated herein (whether specified below or in any amendment to the Schedule TO) that has a later date. We incorporate by reference the documents listed below:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on February 25, 2008, including information incorporated by reference therein to our Definitive Proxy Statement filed with the SEC on April 10, 2008;

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 filed with the SEC on May 12, 2008, August 11, 2008 and November 6, 2008, respectively; and

•

our Current Reports on Form 8-K filed with the SEC on January 9, 2008, February 25, 2008, March 6, 2008, March 11, 2008, May 8, 2008 (excluding information therein which is deemed furnished and not filed), September 15, 2008, October 8, 2008, October 30, 2008 and November 6, 2008.

You can obtain any of the documents incorporated by reference in this offer to purchase from the SEC’s website at the Internet address provided above. You may also obtain any of the foregoing documents from us without charge, excluding any exhibits to those documents, upon oral or written request, by contacting Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Legal Department.

11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

As of October 31, 2008, we had outstanding 105,924,577 shares of our common stock. The 9,656,000 shares of our common stock that we are offering to purchase in the tender offer represent approximately 9.1% of the outstanding shares of our common stock on that date. As of October 31, 2008, 15,609,744 shares of our common stock were subject to outstanding awards of stock options and 387,209 shares of our common stock were subject to restricted stock units (“RSUs”).

Share Ownership by Directors and Executive Officers. As of October 31, 2008, Quest’s directors and executive officers as a group (eight persons) owned an aggregate of 35,256,346 shares representing approximately 32.1% of the outstanding shares (assuming conversion or exercise of certain Quest equity securities as described below). The directors and executive officers of Quest are entitled to participate in the tender offer on the same basis as the other shareholders. Vincent C. Smith, our Executive Chairman of the Board, has indicated he intends to tender 3,000,000 shares at $13.50. As a consequence, if the tender offer is fully subscribed at or above a purchase price of $13.50 and if all of Mr. Smith’s tendered shares are purchased in the tender offer, Mr. Smith’s beneficial ownership of our outstanding common stock would decrease from 30.8% as of October 31, 2008 to 30.7% immediately following the completion of the tender offer. Our other directors and executive officers have each advised us that they do not intend to tender any of their shares in the tender offer. In addition, the proportional holdings in Quest of our directors and executive officers that do not tender any of their shares in the tender offer will increase if we complete the tender offer. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the applicable purchase price to be paid to our shareholders in the tender offer.

The following table sets forth certain information regarding the ownership of Quest’s common stock as of October 31, 2008 by: (i) each director; (ii) each of our executive officers; (iii) all executive officers and directors of Quest as a group; and (iv) all those known by Quest to be beneficial owners of more than five percent of its common stock.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Vincent C. Smith (2)	33,322,689	30.8%
FMR LLC (3)	7,030,202	6.6%
Kingdon Capital Management (4)	5,334,523	5.0%
Douglas F. Garn (5)	1,121,479	1.0%
Raymond J. Lane (6)	391,543	*
Augustine L. Nieto (7)	110,000	*
Kevin M. Klausmeyer (8)	98,400	*
Paul A. Sallaberry (9)	84,213	*
H. John Dirks (10)	65,000	*
Scott J. Davidson (11)	63,022	*
All directors and executive officers as a group (eight persons) (12)	35,256,346	32.1%

*	Less than one percent.

(1)	This table is based upon information supplied by officers and directors and upon information gathered by Quest about principal shareholders known to us based on a Schedule 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 105,924,577 shares outstanding on October 31, 2008, adjusted as required by rules promulgated by the SEC. All shares of common stock subject to options and RSUs currently exercisable or exercisable within 60 days after October 31, 2008 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options or RSUs, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Except as otherwise noted above, the address for each person or entity listed in the table is c/o Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656.

(2)	Includes: (i) an aggregate of 152,400 shares held in the names of Mr. Smith’s minor children and 1,040 shares held by Mr. Smith as custodian for his minor children; (ii) an aggregate of 29,892,300 shares held through limited liability companies; (iii) 47,060 shares held by the Vincent C. Smith Charitable Remainder Trust, of which Mr. Smith is the trustee; (iv) 2,335,000 shares of common stock subject to options exercisable within 60 days of October 31, 2008; (v) 37,158 shares of common stock subject to vested RSUs; and (vi) 30,750,531 shares pledged as collateral for Mr. Smith’s margin accounts. Excludes 204,315 shares of common stock subject to unvested RSUs.

(3)	The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. FMR LLC reports sole power to vote 1,312,188 of these shares and sole power to dispose of all of these shares.

(4)	The address for Kingdon Capital Management is 152 West 57th Street, 50th Floor, New York, New York 10019.

(5)	Includes 1,087,900 shares of common stock subject to options exercisable within 60 days of October 31, 2008 and 18,579 shares of common stock subject to vested RSUs. Excludes 102,157 shares of common stock subject to unvested RSUs.

(6)	Includes 55,000 shares held by the Raymond J. Lane Trust dated November 2, 1995 and 144,309 shares of common stock subject to options exercisable within 60 days of October 31, 2008.

(7)	Includes 110,000 shares of common stock subject to options exercisable within 60 days of October 31, 2008.

(8)	Includes 95,000 shares of common stock subject to options exercisable within 60 days of October 31, 2008.

(9)	Includes 80,000 shares of common stock subject to options exercisable within 60 days of October 31, 2008.

(10)	Includes 65,000 shares of common stock subject to options exercisable within 60 days of October 31, 2008.

(11)	Includes 61,500 shares of common stock subject to options exercisable within 60 days of October 31, 2008. Excludes 25,000 shares of common stock subject to unvested RSUs.

(12)	Includes 3,978,709 shares of common stock subject to options exercisable within 60 days of October 31, 2008 and 55,737 shares of common stock subject to vested RSUs and excludes 331,472 shares of common stock subject to unvested RSUs.

Transactions in Last 60 Days by Directors and Executive Officers. Except as otherwise disclosed in this Section 11, based upon our records and upon information provided to us, neither we nor our subsidiaries, nor, to our knowledge, any of our executive officers or directors, or any affiliate of the foregoing, has effected any transactions involving our common stock during the 60 days prior to our public announcement of the commencement of the tender offer.

During the 60 days prior to our public announcement of the commencement of the tender offer, we issued an aggregate of 121,705 shares of our common stock upon exercise of stock options.

Except (1) as otherwise described herein, (2) for the one-time cash payments of $25,000 to Mr. Dirks, as Chairman, and $20,000 to each of Messrs. Klausmeyer and Nieto as compensation for service on the Board committee established for the purpose of considering and evaluating the tender offer and (3) for the compensation of our directors and named executive officers, the incentive compensation arrangements and the outstanding RSUs granted to our executive officers pursuant to our equity incentive plans described in our Annual Report on Form 10-K for the year ended December 31, 2007, all of which descriptions are incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Plans or Proposals. Quest currently intends to reincorporate from California to Delaware as soon as reasonably practicable following the completion of the tender offer. To effect the reincorporation, Quest would merge with and into a Delaware wholly-owned subsidiary that would be the surviving entity of the reincorporation. Quest’s name, business, directors and executive officers would not change as a result of the reincorporation and the shareholders’ percentage ownership in Quest would not change by virtue of the reincorporation. Subject to shareholder approval, Quest currently plans to complete the reincorporation in the fourth quarter of fiscal 2008. Following completion of the reincorporation, the Delaware surviving entity would be listed on the NASDAQ Global Select Market instead of the current Quest incorporated in California, and Quest would continue to be a public company.

Except for the reincorporation or as otherwise disclosed in this offer to purchase (or in the documents incorporated by reference herein), neither Quest nor, to its knowledge, any of its directors, executive officers or affiliates have any current plans or proposals which relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving Quest or any of its subsidiaries;

(b) any purchase, sale or transfer of a material amount of Quest’s assets or the assets of any of its subsidiaries;

(c) any material change in Quest’s present dividend rate or policy, or indebtedness or capitalization;

(d) any change in Quest’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material terms of the employment contract of any executive officer;

(e) any other material change in Quest’s corporate structure or business;

(f) Quest’s equity securities being delisted from the NASDAQ Global Select Market or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

(g) Quest’s equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

(h) the suspension of Quest’s obligation to file reports under Section 15(d) of the Exchange Act;

(i) the acquisition by any person of additional Quest securities, or the disposition of Quest securities; or

(j) any changes in Quest’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Quest.

While Quest has no definitive plans or proposals regarding any of the foregoing as of the date of this offer to purchase except as set forth above or in the documents incorporated by reference herein, our management periodically assesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization and other matters. We may pursue any such matter at any time after the date of this offer to purchase, subject to our obligation to update this offer to purchase to reflect material changes in the information contained herein.

2008 Stock Incentive Plan

Our 2008 Stock Incentive Plan (the “2008 Plan”) was adopted by our Board of Directors in March 2008 and approved by our shareholders in May 2008. The 2008 Plan is the successor to, and a continuation of, our 1999 Stock Incentive Plan (the “1999 Plan”) and our 2001 Stock Incentive Plan (the “2001 Plan,” and together with the 1999 Plan, the “Prior Plans”). The 2008 Plan replaced the Prior Plans when the 2008 Plan became effective on July 1, 2008. All outstanding stock awards granted under the Prior Plans continue to remain subject to the terms and conditions of those predecessor plans. All stock awards granted after July 1, 2008 are subject to the terms of the 2008 Plan. Except as otherwise noted, the terms of stock awards granted under the 2008 Plan are substantially similar to those granted under the Prior Plans.

The following is a summary of the material features of the 2008 Plan. The following summary is qualified in its entirety by the terms of the actual 2008 Plan, which is filed as Exhibit 12(d)(3) to our Issuer Tender Offer Statement on Schedule TO and which is incorporated herein by reference.

General

The 2008 Plan provides for the discretionary grant of incentive stock options, nonstatutory stock options, restricted stock awards, RSU awards, stock appreciation rights, and other forms of equity compensation (collectively, the “stock awards”). Incentive stock options granted under the 2008 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 2008 Plan are not intended to qualify as incentive stock options under the Code. The 2008 Plan also provides for the automatic grant of stock options to non-employee Board members over their period of service on our Board (see “Non-Discretionary Grant Program” below).

Purpose

Our Board adopted the 2008 Plan to provide a means to secure and retain the services of our and our affiliates’ employees, directors, and consultants, to provide a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of our common stock through the grant of stock awards, and thereby align the long-term compensation and interests of those individuals with our shareholders.

Administration

Our Board administers the 2008 Plan. Subject to the provisions of the 2008 Plan, our Board has the authority to construe and interpret the plan, to determine the persons to whom and the dates on which stock awards will be granted, the number of shares of common stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the stock awards. Our Board has the power to accelerate the vesting and exercisability of stock awards. However, all stock options granted under the non-discretionary grant program are made in strict compliance with its express provisions.

Our Board has the authority to delegate some or all of the administration of the 2008 Plan (except the non-discretionary grant program) to a committee composed of at least two members of our Compensation Committee. Such a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. As used herein with respect to the 2008 Plan, the “Board” refers to the Board itself as well as any committee appointed by our Board. In accordance with the provisions of the 2008 Plan, our Board has delegated administration of the 2008 Plan (except the non-discretionary grant program) to our Compensation Committee.

The 2008 Plan provides that our Board does not have the authority to (a) reprice any outstanding options or stock appreciation rights under the 2008 Plan, or (b) cancel and re-grant any outstanding options or stock appreciation rights under the 2008 Plan, unless our shareholders have approved such an action within a 12-month period preceding such an event. The Prior Plans provide our Board with the authority to amend, modify, or cancel any outstanding options under those plans with the consent of the holder. In June 2008, we conducted a tender offer to amend or replace certain stock options granted under the Prior Plans which were granted, or are deemed to have been granted, with an exercise price less than the fair market value of our common stock on the applicable accounting measurement date. The purpose of such tender offer was to help eligible optionholders to avoid or minimize the adverse tax consequences under Section 409A of the Code or, as applicable, potentially benefit from the preferential tax treatment under the Canadian Tax Act.

Eligibility

Incentive stock options may be granted under the 2008 Plan only to our and our affiliates’ employees (including officers). Our and our affiliates’ employees (including officers), non-employee Board members, and consultants are eligible to receive all other types of stock awards under the 2008 Plan. All of our employees and directors are eligible to participate in the 2008 Plan. However, participation in the non-discretionary grant program is limited to non-employee directors.

No incentive stock option may be granted under the 2008 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of our and our affiliates’ total combined voting power, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2008 Plan and any of our other equity plans) may not exceed $100,000 (any excess of such amount shall be treated as nonstatutory stock options).

No person may be granted options and/or stock appreciation rights under the 2008 Plan covering more than 1,000,000 shares of common stock during any calendar year. This limitation assures that any deductions to which we would otherwise be entitled either upon the exercise of stock options or stock appreciation rights granted under the 2008 Plan or upon the subsequent sale of the shares acquired under those stock awards, will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code. This share limitation is the same as that imposed by the 1999 Plan. The 2001 Plan imposes a 250,000-share limitation.

Shares Subject to the 2008 Plan

The maximum number of shares of common stock available for issuance under the 2008 Plan is 33,267,387. This share reserve consists of (a) the number of shares that remained available for issuance under the Prior Plans, including shares subject to outstanding stock awards thereunder, plus (b) an additional 10,750,748 shares. In addition, the number of shares of common stock reserved for issuance under the 2008 Plan will be reduced by 1.94 shares for each share of common stock issued pursuant to a restricted stock award, RSU award or other stock award.

If stock awards granted under the 2008 Plan expire or otherwise terminate without being exercised in full or are settled in cash, the shares of common stock not acquired pursuant to those awards again become available for subsequent issuance under the 2008 Plan. If stock awards granted under the 2008 Plan are not delivered to a participant because (a) the stock award is exercised through a reduction in the number of shares subject to the stock award, (b) the appreciation distribution upon exercise of a stock appreciation right is paid in shares of common stock or (c) shares are withheld in satisfaction of applicable withholding taxes, the number of shares not delivered will not remain available for subsequent issuance under the plan. Finally, if the exercise price is satisfied by tendering shares of common stock held by a participant, the number of shares so tendered will not remain available for subsequent issuance under the plan.

As of October 31, 2008, 15,000,134 shares of common stock were subject to outstanding options under the 2008 Plan, 387,209 shares of common stock were subject to outstanding RSUs under the Plan and approximately 18,114,317 shares of common stock (plus any shares that might in the future be returned to the 2008 Plan as a result of the cancellation or expiration of stock awards) remained available for future issuance under the 2008 Plan. As of October 31, 2008, the weighted-average exercise price of all outstanding options under the 2008 Plan was $15.35 and the weighted-average term to expiration was 4.68 years.

Terms of Options

Options may be granted under the 2008 Plan pursuant to stock option agreements adopted by our Board. The following is a description of the permissible terms of options under the 2008 Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options may not be less than 100% of the fair market value of the stock on the date of grant. The fair market value per share on any particular date under the 2008 Plan is the closing price per share on such date reported on the NASDAQ Global Select Market.

Consideration. The exercise price of options granted under the 2008 Plan may, at the discretion of our Board, be paid in (a) cash or check, (b) pursuant to a broker-assisted cashless exercise, (c) by delivery of other shares of Common Stock, (d) pursuant to a net exercise arrangement or (e) in any other form of legal consideration acceptable to our Board. The Prior Plans do not provide express authority for the use of a “net exercise” arrangement, but provide express authority for the use of past services rendered to us as appropriate consideration.

Vesting. Options granted under the 2008 Plan may become exercisable in cumulative increments, or “vest,” as determined by our Board. Vesting typically will occur during the participant’s continued service with us or an affiliate, whether such service is performed in the capacity of an employee, director, or consultant (collectively, “service”) and regardless of any change in the capacity of the service performed or upon achievement of certain quantitative of qualitative goals determined by our Board. Shares covered by different options granted under the 2008 Plan may be subject to different vesting terms.

Minimum Vesting Requirements. Options granted to our Chief Executive Officer or Chairman of the Board are subject to a minimum vesting period. Such options may vest with respect to no more than 20% of the underlying shares within one year following the date of grant, and no more than 10% of the underlying shares over each six-month period thereafter. Our Compensation Committee has the authority to reduce such minimum vesting periods. In addition, the minimum vesting period does not apply to options granted to our Chairman at such time that he is considered “independent” within the meaning of the listing standards of the New York Stock Exchange.

Term. The maximum term of options granted under the 2008 Plan is 10 years, except that in certain cases (see “Eligibility” above) the maximum term is five years.

Termination of Service. Options under the 2008 Plan generally terminate 30 days after termination of a participant’s service unless (a) termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of termination; (b) the participant dies within a specified period after termination of service, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 12 months of the participant’s death by the person or persons to whom the rights to such option have passed; or (c) the option by its terms specifically provides otherwise. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Restrictions on Transfer. Unless our Board determines otherwise, a participant in the 2008 Plan may not transfer an option other than by will, by the laws of descent and distribution, or pursuant to a domestic relations order. During the lifetime of the participant, only the participant may exercise an incentive stock option. A participant may also designate a beneficiary who may exercise an option following the participant’s death.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the 2008 Plan pursuant to restricted stock award agreements adopted by our Board that comply with the permissible terms described below.

Consideration. Our Board may grant restricted stock awards in consideration for (a) cash or check, (b) past services actually rendered to us or an affiliate or (c) any other form of legal consideration acceptable to our Board.

Vesting. Shares of stock acquired under a restricted stock award may, but need not, be subject to forfeiture to us in accordance with a vesting schedule as determined by our Board.

Termination of Service. Upon termination of a participant’s service, we may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable restricted stock award.

Restrictions on Transfer. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as determined by our Board.

Terms of Restricted Stock Unit Awards

RSUs may be granted under the 2008 Plan pursuant to RSU award agreements adopted by our Board that comply with the permissible terms described below.

Consideration. Our Board may grant RSUs in consideration for any form of legal consideration acceptable to our Board.

Vesting. RSUs vest at the rate specified in the RSU award agreement as determined by our Board.

Dividend Equivalents. Dividend equivalent rights may be credited with respect to shares covered by RSUs. We do not anticipate paying cash dividends on our common stock for the foreseeable future.

Settlement. RSUs may be settled by the delivery of shares of common stock, cash, or any combination as determined by our Board. At the time of grant, our Board may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the RSU award after vesting.

Termination of Service. Except as otherwise provided in the applicable award agreement, RSUs that have not vested will be forfeited upon the participant’s termination of service.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the 2008 Plan pursuant to stock appreciation rights agreements adopted by our Board. Individual stock appreciation right agreements may be more restrictive as to any or all of the permissible terms described below. Each stock appreciation right is denominated in shares of common stock equivalents. Stock Appreciation Rights may be granted as stand-alone stock awards or in tandem with other stock awards.

Term. The maximum term of stock appreciation rights granted under the 2008 Plan is 10 years.

Strike Price. The strike price of stock appreciation rights may not be less than 100% of the fair market value of the common stock equivalents subject to the stock appreciation rights on the date of grant.

Exercise. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of common stock equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the strike price determined by our Board on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of common stock, or any other form of consideration determined by our Board.

Vesting. Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by our Board.

Termination of Service. Stock appreciation rights generally terminate 30 days after termination of a participant’s service unless (a) termination is due to the participant’s disability, in which case the stock appreciation right may be exercised (to the extent vested at the time of the termination of service) at any time within 12 months of termination; (b) the participant dies before the participant’s service has terminated, or within a specified period after termination of service, in which case the stock appreciation right may be exercised (to the extent vested at the time of the participant’s death) within 12 months of the participant’s death by the person or persons to whom the rights to such stock appreciation right have passed; or (c) the stock appreciation right by its terms specifically provides otherwise. The stock appreciation right term may be extended in the event that exercise following termination of service is prohibited by applicable securities laws. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Terms of Other Stock Awards

Our Board may grant other stock awards based in whole or in part by reference to the value of our common stock. Subject to the provisions of the 2008 Plan, our Board has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other stock awards granted under the 2008 Plan.

Non-Discretionary Grant Program

The 2008 Plan also provides for the automatic grant of stock options to non-employee Board members under substantially the same terms and conditions as the 1999 Plan, as most recently amended by our Board. The non-discretionary grant program under the 2008 Plan replaced the automatic option grant program under the 1999 Plan when the 2008 Plan became effective on July 1, 2008. However, all outstanding option grants under the 1999 Plan will continue in effect in accordance with their existing terms and conditions. Pursuant to the non-discretionary grant program in effect under the proposed 2008 Plan, eligible non-employee Board members will receive a series of stock options over their period of service on our Board. These options will be made as follows:

Initial Option. Each new non-employee Board member will, at the time of his or her initial election or appointment to our Board, receive a nonstatutory stock option to purchase 40,000 shares of common stock (the “initial option”). An initial option will not be granted if the non-employee Board member has previously been our employee.

Annual Option. On July 1, 2008, each non-employee Board member who had served on our Board for at least one year was automatically granted a nonstatutory option to purchase 30,000 shares of common stock. Thereafter, on the first business day in January each year, each non-employee Board member who has served on our Board for at least one year will automatically be granted a nonstatutory option to purchase 20,000 shares of common stock (the “annual option”).

Exercise Price. The exercise price of each initial option and annual option is 100% of the fair market value of the stock subject to the option on the date of grant.

Consideration. The exercise price of each initial option and annual option may be paid in (a) cash or check, (b) pursuant to a broker-assisted cashless exercise (to the extent exercised for vested shares), or (c) by delivery of other shares of common stock.

Vesting. Each initial option vests in a series of four successive annual installments measured from the date of grant. Each annual option is immediately vested upon grant.

Early Exercisability. Each initial option and annual option is immediately exercisable for all shares subject to the option; however, any unvested shares acquired under such options will be subject to repurchase, at the original exercise price paid per share, should a director terminate service prior to vesting in those shares.

Termination of Service. Each initial option and annual option terminates 12 months after termination of service for any reason. However, if termination is due to the director’s death or disability, the vesting and exercisability of the options will be accelerated in full. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its maximum 10-year term.

Changes to Capital Structure

In the event any change is made to the outstanding shares of our common stock without our receipt of consideration (whether through a stock split or other specified change in our capital structure), appropriate adjustments will be made to (a) the maximum number and/or class of securities issuable under the 2008 Plan, (b) the maximum number and/or class of securities for which any one person may be granted options and/or stock appreciation rights per calendar year, (c) the number and/or class of securities for which stock options are subsequently to be made under the non-discretionary grant program to new and continuing non-employee Board members, and (d) the number and/or class of securities and the price per share in effect under each outstanding stock award under the 2008 Plan.

Corporate Transactions

In the event of certain significant corporate transactions, our Board may take one or more of the following actions in regards to outstanding stock awards (a) arrange for the acquiring corporation to assume or continue a stock award or to substitute a similar stock award; (b) arrange for the assignment of any reacquisition or repurchase rights held by us in respect of common stock issued pursuant to the stock award to the acquiring corporation; (c) accelerate the vesting and exercisability of a stock award; (d) arrange for the lapse of any reacquisition or repurchase rights held by us with respect to a stock award; (e) cancel a stock award in exchange for such cash consideration as our Board, in its sole discretion, may consider appropriate; and (f) make a payment equal to the excess, if any, of (x) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (y) any exercise price payable by such holder in connection with such exercise.

A significant corporate transaction will be deemed to occur in the event of (a) a sale of all or substantially all of our and our subsidiaries’ consolidated assets, (b) the sale of at least 90% of our outstanding securities, (c) a merger or consolidation in which we are not the surviving corporation, or (d) a merger or consolidation in which we are the surviving corporation, but shares of our common stock are converted into other property by virtue of the corporate transaction.

Discretionary stock awards granted under the Prior Plans generally accelerate and terminate automatically if not assumed, continued, or substituted in a significant corporate transaction.

Changes in Control

Our Board has the discretion to provide that a stock award under the 2008 Plan will immediately vest as to all or any portion of the shares subject to the stock award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued, or substituted by a surviving or acquiring entity in the transaction, or (b) in the event a participant’s service with us or a successor entity is terminated, actually or constructively, within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under the 2008 Plan will not vest on such an accelerated basis unless specifically provided by the participant’s applicable award agreement. However, all outstanding options under the non-discretionary grant program will immediately accelerate and become fully vested and exercisable in the event of a change of control transaction.

A change in control transaction will be deemed to occur in the event (a) any person directly or indirectly acquires securities possessing more than 50% of the combined voting power of our outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; (b) a merger, consolidation, or similar transaction occurs and our shareholders do not own more than 50% of the voting power of the surviving entity or the parent of the surviving entity in substantially the same proportion as they own our outstanding voting securities prior to such transaction; (c) our dissolution or liquidation occurs; (d) a sale of all or substantially all of our assets occurs, other than a transfer of assets to an entity in which more than 50% of the entity’s voting power is owned by our shareholders in substantially the same proportion as they own our outstanding voting securities prior to such transaction; or (e) a majority of the Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the Board members or their approved successors.

The acceleration of a stock award in the event of a corporate transaction or change in control transaction event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

Duration, Termination and Amendment

The 2008 Plan is currently effective and terminates no later than June 30, 2018. No rights may be granted under the 2008 Plan while the 2008 Plan is suspended or after it is terminated.

Our Board may amend or modify the 2008 Plan at any time, subject to any required shareholder approval. To the extent required by applicable law or regulation, shareholder approval will be required for any amendment that (a) materially increases the number of shares available for issuance under the 2008 Plan; (b) materially expands the class of individuals eligible to receive stock awards under the 2008 Plan; (c) materially increases the benefits accruing to the participants under the 2008 Plan or materially reduces the price at which shares of common stock may be issued or purchased under the 2008 Plan; (d) materially extends the term of the 2008 Plan; or (e) expands the types of awards available for issuance under the 2008 Plan.

Our Board also may submit to shareholders any other amendment to the 2008 Plan intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain covered executive officer.

1999 and 2001 Stock Incentive Plans

As discussed above, the 2008 Plan replaced the Prior Plans when the 2008 Plan became effective on July 1, 2008. However, all outstanding stock awards granted under the Prior Plans continue to remain subject to the terms and conditions of those predecessor plans.

The following is a summary of the relevant material features of the Prior Plans. The following summary is qualified in its entirety by the terms of the actual Prior Plans, which are filed as Exhibits 12(d)(1) and (2) to our Issuer Tender Offer Statement on Schedule TO and which are incorporated herein by reference.

1999 Stock Incentive Plan

Option Terms. Each granted option has an exercise price per share determined by the Board of Directors, but that price is not less than 100% of the fair market value of the option shares on the grant date. The shares subject to each option generally vest over a specified period of service measured from the grant date. No granted option has a term in excess of ten years measured from the grant date, and each outstanding option is subject to earlier termination following the optionee’s cessation of service with Quest at the discretion of the Board of Directors.

RSU Terms. RSUs vest at the rate specified in the RSU award agreement as determined by our Board. Dividend equivalent rights may be credited with respect to shares covered by RSUs. We do not anticipate paying cash dividends on our common stock for the foreseeable future. RSUs may be settled by the delivery of shares of common stock, cash, or any combination as determined by our Board. Except as otherwise provided in the applicable award agreement, RSUs that have not vested will be forfeited upon the participant’s termination of service.

Vesting Acceleration. In the event we should undergo a change in control, each outstanding award granted under the 1999 Plan will vest in full. However, an outstanding award shall not so accelerate if and to the extent: (i) such award is, in connection with the change in control, assumed or otherwise continued in full force and effect by the successor corporation (or parent thereof) pursuant to the terms of the change in control, (ii) such award is replaced with a cash incentive program of the successor corporation which preserves, in the case of options, the spread existing at the time of the change in control on the shares of common stock for which the option is not otherwise at that time exercisable, or, in the case of RSUs, the fair market value of the shares underlying the award, and provides for subsequent payout in accordance with the same vesting schedule applicable to the awards, or (iii) the acceleration of such award is subject to other limitations imposed by the Board of Directors at the time of the award grant.

A change in control will be deemed to occur upon (i) any merger, consolidation or reorganization approved by our shareholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned our outstanding voting securities immediately prior to such transaction, (ii) a shareholder-approved transfer or other disposition of all or substantially all of our assets, or (iii) the acquisition, directly or indirectly, by any party or group of securities possessing 50% or more of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our shareholders which the Board recommends such shareholders accept.

Shareholder Rights and Option Transferability. No optionee will have any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares and no holder of RSUs will have any shareholder rights until the RSUs vest and shares of common stock are actually issued thereunder. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death.

Changes in Capitalization. If any change is made to the common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without our receipt of consideration, appropriate adjustments shall be made to the number and/or class of securities and the exercise price per share in effect under each outstanding option granted under the 1999 Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Board of Directors shall be final, binding and conclusive.

Amendment. Our Board of Directors may amend, modify or terminate any outstanding awards granted under the 1999 Plan, but any amendment, modification or termination that would adversely affect the rights of the holder of any such awards will require the consent of that person.

2001 Stock Incentive Plan

Option Terms. Each granted option has an exercise price per share determined by the Board of Directors, but that price is not less than 100% of the fair market value of the option shares on the grant date. The shares subject to each option generally vest over a specified period of service measured from the grant date. No granted option has a term in excess of ten years measured from the grant date, and each outstanding option is subject to earlier termination following the optionee’s cessation of service with Quest at the discretion of the Board of Directors.

Vesting Acceleration. In the event we should undergo a change in control, each outstanding option granted under the 2001 Plan will vest and become exercisable on an accelerated basis for all of the option shares. However, an outstanding option shall not so accelerate if and to the extent: (i) such option is, in connection with the change in control, assumed or otherwise continued in full force and effect by the successor corporation (or parent thereof) pursuant to the terms of the change in control, (ii) such option is replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the change in control on the shares of common stock for which the option is not otherwise at that time exercisable and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Board of Directors at the time of the option grant.

A change in control will be deemed to occur upon (i) any merger, consolidation or reorganization approved by our shareholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned our outstanding voting securities immediately prior to such transaction, (ii) a shareholder-approved transfer or other disposition of all or substantially all of our assets, or (iii) the acquisition, directly or indirectly, by any party or group of securities possessing 50% or more of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our shareholders which the Board recommends such shareholders accept.

Shareholder Rights and Option Transferability. No optionee will have any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death.

Changes in Capitalization. If any change is made to the common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without our receipt of consideration, appropriate adjustments shall be made to the number and/or class of securities and the exercise price per share in effect under each outstanding option granted under the 2001 Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Board of Directors shall be final, binding and conclusive.

Amendment. Our Board of Directors may amend, modify or terminate any outstanding options granted under the 2001 Plan, but any amendment, modification or termination that would adversely affect the rights of the option holder will require the consent of that person.

Executive Incentive Plan

Our Executive Incentive Plan (the “EIP”) was originally adopted by the Board of Directors in May 2007, amended and restated by the Board of Directors in February 2008 and approved by our shareholders in May 2008.

The following is a summary of the material features of the EIP. The following summary is qualified in its entirety by the terms of the actual EIP, which is filed as Exhibit 12(d)(4) to our Issuer Tender Offer Statement on Schedule TO and which is incorporated herein by reference.

General

The EIP provides for incentive compensation to certain executive officers and key employees of Quest.

Purpose

The purposes of the EIP are to enhance Quest’s ability to promote its success by providing incentives and rewards for the contributions of plan participants towards the successful achievement of our financial and business goals. The EIP is structured to pay cash bonuses as well as stock granted under our 2008 Plan that satisfies the requirements for performance-based compensation within the meaning of Section 162(m) of the Code.

Administration

The EIP is administered by the Compensation Committee of the Board of Directors. All questions of interpretation are determined by the Compensation Committee and its decisions are final and binding on all participants.

Duration

The EIP is currently effective and will remain effective until the first annual meeting of shareholders that occurs in 2013, unless terminated earlier by the Compensation Committee or the Board of Directors.

Participation

All of our three executive officers and other key employees who may be selected by the Compensation Committee are eligible to participate in the EIP. At the beginning of each performance period, the Compensation Committee decides which eligible executive officers and key employees will participate in the EIP for such performance period. Participation is generally on an annual basis, and participation in one year does not ensure participation in future years. The participants in the EIP may participate in other bonus or other compensation plans unless the participation in such other plan would result in a performance-based award under Section 162(m) granted pursuant to the EIP failing to satisfy the conditions for “performance-based compensation” within the meaning of Section 162(m).

Plan Operation

Under the EIP, the Compensation Committee will establish and approve target bonus amounts and/or a target stock award for each participant for each performance period. Typically a performance period will be a fiscal year. The Compensation Committee will also establish performance metrics and objectives for the performance period based on the business criteria discussed below. Actual performance relative to those objectives determines to what extent the target bonus amount is paid for such performance period.

Business Criteria on which the Performance Goals are Based

The EIP sets forth a number of business criteria, any one or more of which may be selected by the Compensation Committee as the basis for determining incentive compensation under the EIP that may become payable to a participant for a particular fiscal year. The criteria (in each case based on Quest’s performance) are:

•	net income determined in accordance with generally accepted accounting principles;

•	earnings per share determined in accordance with generally accepted accounting principles;

•	customer satisfaction as determined by an independent professional survey research firm;

•	increase in the trading price of Quest’s stock above the trading price at the time of the award;

•	return on equity, including return on capital, return on investments and total shareholder return, in each case as determined in accordance with generally accepted accounting principles;

•	return on assets determined in accordance with generally accepted accounting principles;

•	return on investments determined in accordance with generally accepted accounting principles;

•	sales growth or return on sales determined in accordance with generally accepted accounting principles;

•	change in or achievement in excess of thresholds with respect to bookings;

•

change in or achievement in excess of thresholds with respect to revenues, including total revenue; license revenue; and service revenue determined in accordance with generally accepted accounting principles;

•	operating income or operating margin determined in accordance with generally accepted accounting principles;

•	cash flow or operating cash flow determined in accordance with generally accepted accounting principles;

•	earnings before interest, taxes, depreciation and amortization determined in accordance with generally accepted accounting principles;

•	earnings before interest, taxes, depreciation and amortization and before stock compensation expense determined in accordance with generally accepted accounting principles;

•	achievement in excess of thresholds with respect to cost reduction; or

•	any combination of the foregoing.

With respect to any criteria listed above, the Compensation Committee may adjust the definition of the criteria by excluding elements of the criteria or including an additional element, provided the achievement or non-achievement of the resulting criteria can be objectively determined by the financial information collected by Quest in the preparation of its financial reports. The Compensation Committee will also be authorized to make adjustments in the terms and conditions of awards in recognition of extraordinary or infrequently occurring events affecting Quest or our financial statements whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits to be made available under the EIP. Extraordinary or nonrecurring events that could affect Quest or our financial statements include the following: (1) changes in accounting principles, (2) the disposition of a business or significant assets, (3) changes in applicable laws or regulations affecting our financial statements or operations, (4) gains or losses from all or certain claims, litigation, judgments, settlements and/or insurance recoveries, (5) the impact of impairment of intangible assets, (6) restructuring activities including reductions-in-force, (7) impact of investments or acquisitions, (8) foreign exchange gains and losses, (9) exchange rate effects, as applicable for non-U.S. dollar denominated results, and/or (10) the effects of any change in the outstanding shares of Quest’s common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. Notwithstanding the foregoing, the Compensation Committee must select criteria that collectively satisfy the requirements of performance-based compensation for the purposes of Section 162(m) of the Code, including by establishing the targets at a time when the performance relative to such targets is substantially uncertain.

Award Payment

Following the close of each performance period, the Compensation Committee will determine whether the established performance metrics were attained and determine, based on each outstanding award, what amount will be paid to each participant (the “Certification Date”). The EIP, however, gives the Compensation Committee the right to reduce the amount paid based on any individual or Quest performance factors deemed relevant by the Compensation Committee. The EIP does not permit the Compensation Committee to increase such payment above the actual determined amount. Payment of awards shall be made during the period commencing with the Certification Date and ending on the earlier of (a) 30 days after the Certification Date or (b) two and one-half months after the end of the performance period. The Compensation Committee shall have the discretion to pay awards in the form of (i) cash, (ii) common stock, (iii) restricted stock, (iv) stock units, (v) RSUs, or (vi) a combination of the foregoing. Payroll and other taxes will be withheld as required by law.

EIP Limitations

A minimum amount of zero may be paid. The maximum amount that may be paid to any participant in any 12-month period, generally the calendar year, is the lesser of (a) 500% of a participant’s target award or (b) $5 million. The EIP provides that to the extent that an award is expressed by reference to a number of shares of our common stock, unless otherwise determined by the Compensation Committee when determining the target award, the value of such stock is determined by reference to the closing sales price of our stock as reported in The Wall Street Journal, or such other source the Compensation Committee deems reliable, on the date the target bonus amount is determined by the Compensation Committee for purposes of applying the foregoing limitations. For the current fiscal year a maximum cash award any participant may earn is 125% of the participant’s target cash bonus award.

Termination of Employment

Participants who terminate employment for any reason other than death or disability during any performance period will receive no payment under the EIP for such performance period. Participants who die or become totally and permanently disabled during any performance period will receive prorated payments under the EIP based on the number of whole months of employment completed during the performance period and to the extent to which the performance criteria were achieved. Participants who terminate employment for any reason after the close of the performance period, but before the distribution of payments under the EIP, will be paid all amounts otherwise payable were the participant still an employee.

Amendment and Termination of the EIP

The EIP shall remain in effect until the date of the first shareholder meeting that occurs in 2013; provided, however, that the Compensation Committee or the Board of Directors may suspend, discontinue or amend the EIP at any time and for any reason.

12. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer. We are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any such action or approval be required, we presently contemplate that we would seek that action or approval. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the action or approval might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for shares are subject to certain conditions, including compliance with legal restrictions on distributions to shareholders under applicable California law and the condition that any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory, or administrative agency or authority required to be obtained in connection with the tender offer shall have been obtained on terms satisfactory to us, in our sole judgment, acting reasonably. See Section 7.

13. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax consequences to our shareholders of an exchange of shares for cash pursuant to the tender offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Code and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.

As the following discussion does not discuss the tax consequences associated with a partnership or other entity treated as a partnership for U.S. federal income tax purposes holding shares, a partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the tender offer.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the tender offer or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of shares that is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, a “Non-United States Holder” means a beneficial owner of shares that is not a United States Holder.

EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE TENDER OFFER.

Consequences to United States Holders. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction to a United States Holder for U.S. federal income tax purposes. If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the tender offer is treated as a sale or exchange (as described below) of such shares for U.S. federal income tax purposes, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the tender offer for U.S. federal income tax purposes. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on shares held for more than one year is generally 15%. A United States Holder’s ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) we purchase from the United States Holder under the tender offer.

A United States Holder’s exchange of shares for cash pursuant to the tender offer will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the sale:

•	results in a “complete termination” of the shareholder’s stock interest in Quest under Section 302(b)(3) of the Code;

•	is a “substantially disproportionate” redemption with respect to the shareholder under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the shareholder under Section 302(b)(1) of the Code.

In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the shareholder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under the constructive ownership rules of Section 318 of the Code, a shareholder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the shareholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an equity interest, as well as shares of stock the shareholder has an option to purchase.

One of the following tests must be satisfied with respect to the United States Holder in order for the exchange of shares for cash to be treated as a sale or exchange by that shareholder for U.S. federal income tax purposes. Due to the factual nature of these tests, shareholders should consult their tax advisers to determine whether the purchase of their shares in the tender offer qualifies for sale or exchange treatment in their particular circumstances.

Satisfaction of the “complete termination” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively.

•

A distribution to a shareholder will result in a “complete termination” of the shareholder’s equity interest in Quest if either (1) all of the shares of stock of Quest actually and constructively owned by the shareholder are exchanged for cash pursuant to the tender offer or (2) all of the shares of stock of Quest actually owned by the shareholder are exchanged for cash pursuant to the tender offer and the shareholder is eligible to waive, and effectively waives, the attribution of shares of stock of Quest constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver.

•

A distribution to a shareholder will be “substantially disproportionate” if both (i) the percentage of the outstanding voting shares of stock of Quest actually and constructively owned by the shareholder immediately following the exchange of shares for cash pursuant to the tender offer (treating all shares acquired by us pursuant to the tender offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of stock of Quest actually and constructively owned by the shareholder immediately before the exchange (treating as outstanding all shares purchased in the tender offer from the particular shareholder and all other shareholders) and (ii) the percentage of the outstanding common shares of stock of Quest actually and constructively owned by the shareholder (determined based upon value) immediately following the exchange of shares for cash pursuant to the tender offer (treating all shares acquired by us pursuant to the tender offer as not outstanding) is less than 80% of the percentage of the outstanding common shares of stock of Quest actually and constructively owned by the shareholder (determined based upon value) immediately before the exchange (treating as outstanding all shares purchased in the tender offer from the particular shareholder and all other shareholders).

A distribution to a shareholder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s stock interest in us. Whether a shareholder meets this test will depend on the shareholder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest (by vote and value) of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Shareholders should consult their tax advisers as to the application of this test to their particular circumstances.

Contemporaneous dispositions or acquisitions of shares of stock of Quest by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the tender offer, even if all the shares of stock of Quest actually and constructively owned by a shareholder are tendered pursuant to the tender offer, fewer than all of the shares tendered may be purchased by us. Thus, proration may affect whether the surrender by a shareholder pursuant to the tender offer will meet any of the three tests under Section 302 of the Code.

If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the tender offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such shareholder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. We have determined that we have no accumulated earnings and profits under U.S. federal income tax principles. Our current earnings and profits cannot be determined with certainty until after the end of our current fiscal year. As certain determinations will need to be made prior to the end of our current fiscal year, we will presume that our current earnings and profits exceed the amount of the distribution unless we have determined prior to the date the applicable determination must be made that our current earnings and profits will be less than the full amount of the distribution in accordance with applicable United States Treasury Regulations. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% with respect to such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the tender offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain. Any such gain will be long-term capital gain if the United States Holder has held the shares for more than one year as of the date we are treated as purchasing the shares in the tender offer for U.S. federal income tax consequences. The redeemed shareholder’s basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock of Quest held by the redeemed shareholder. The IRS has identified, as a tax shelter, certain stock redemption transactions that increase, through the application of the basis-shifting rules described in the preceding sentence, the basis of stock owned by a person other than the person whose stock was redeemed. In the case of transactions that are the same or similar to this tax shelter described by the IRS, the IRS may disallow the resulting basis shift or any losses or deductions resulting from the transaction. Various additional reporting requirements also apply with additional penalties possible. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate shareholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their shares.

Consequences to Non-United States Holders. Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the tender offer generally will not be subject to U.S. federal income tax if the transaction is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met or (3) our shares that are exchanged constitute a United States real property interest and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the exchange more than 5% of such class of our shares. Our shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held such shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the offer. Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests, as defined by the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and other assets used or held for use in a trade or business. We believe that we are not and have not been a United States real property holding corporation at any time during the past five years and do not expect to become one before our shares are exchanged for cash pursuant to the tender offer.

If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as a sale or exchange of such shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see “Certain U.S. Federal Income Tax Consequences — Consequences to United States Holders”). To the extent that amounts received by a Non-United States Holder with respect to our purchase of shares under the tender offer are treated as a dividend and not as a tax-free return of capital or capital gain, such dividend will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Because satisfaction of the Section 302 tests and the treatment of a distribution as a dividend, tax-free return of capital or capital gain from the sale of shares are dependent on matters of fact, we will presume (1) that the Section 302 tests are not satisfied and (2) that all amounts paid to Non-United States Holders in exchange for their shares are dividend distributions unless we have determined prior to the payment that a lesser amount should be treated as a dividend distribution pursuant to applicable United States Treasury Regulations. (See the discussion above under “Certain U.S. Federal Income Tax Consequences — Consequences to United States Holders” regarding the determination of the amount treated as a dividend distribution.) Accordingly, we will withhold from such amounts U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amount is withheld and the Non-United States Holder is not liable for such amount of tax, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. See Section 3 “Procedures For Tendering Shares” with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax, but generally are instead taxed in the manner applicable to United States Holders, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the Non-United States Holder complies with applicable certification and disclosure requirements. See Section 3 “Procedures For Tendering Shares” with respect to these certification requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

United States Federal Income Tax Backup Withholding. See Section 3 “Procedures For Tendering Shares” with respect to the U.S. federal income tax backup withholding requirements.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14. EXTENSION OF TENDER OFFER; TERMINATION; AMENDMENTS

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be determined by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. For example, we continue to evaluate the terms of a potential debt financing in connection with the tender offer, and in the event debt financing becomes available on terms acceptable to us, we may increase the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

If we change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If Quest (1) increases the price to be paid for the shares above $14.50 per share, decreases the price to be paid for the shares below $12.50 per share, increases the number of shares we seek in the tender offer by a number in excess of 2% of the outstanding shares, or decreases the number of shares we seek, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15. FEES AND EXPENSES

We have retained MacKenzie Partners, Inc. to act as information agent and Computershare Trust Company, N.A. to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the information agent as described above) for soliciting tenders of shares under the tender offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Quest, the information agent or the depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document.

16. FINANCIAL INFORMATION

Historical Financial Information. We have incorporated by reference the financial statements and notes thereto included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. You should refer to Section 10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary Historical Consolidated Financial Data. The following table sets forth summary data from our condensed consolidated balance sheet at September 30, 2008 and our consolidated income statements for the nine months ended September 30, 2008, and the fiscal years ended December 31, 2007 and December 31, 2006. Year-end financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Data as of and for the nine months ended September 30, 2008, is derived from, and should be read in conjunction with, our unaudited condensed consolidated financial statements and related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at such date and operating results for such periods. Historical results are not necessarily indicative of the results of operations to be expected for the future periods, and interim results may not be indicative of results for the remainder of the year.

September 30, 2008
(Unaudited) (in thousands, except per share data)
Balance Sheet Data
Cash and cash equivalents	$327,508
Current assets, non cash	153,963
Non-current assets	989,925
Current liabilities	335,734
Non-current liabilities	101,997
Total shareholders’ equity	986,648
Book value per common share	9.35

		Fiscal Years Ended
	Nine Months Ended September 30, 2008	December 31, 2007	December 31, 2006
	(Unaudited)
	(in thousands, except per share data)
Income Statement Data:
Net revenue	$533,778	$630,981	$561,589
Gross profit	466,478	555,238	490,314
Income from operations	41,691	68,286	62,650
Net income	38,872	63,119	58,985
Net income per share
Basic	$0.37	$0.62	$0.58
Diluted	$0.36	$0.60	$0.57
Weighted average common shares outstanding
Basic	104,334	101,819	101,380
Diluted	106,697	105,284	104,103
Other data
Ratio of earnings to fixed charges	462	374	806

Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing “earnings” from continuing operations before income taxes by total fixed charges. Fixed charges consist of interest expense and that portion of rental payments under operating leases Quest believes to be representative of interest.

17. MISCELLANEOUS

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Quest.

QUEST HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF QUEST, THE DEPOSITARY OR THE INFORMATION AGENT AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. QUEST HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTERS OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY QUEST.

November 7, 2008

QUEST SOFTWARE, INC.

November 7, 2008

The depositary will accept legible copies of the letters of transmittal. You or your broker, dealer, commercial bank, trust company or other nominee should send the letter of transmittal and certificates for the shares and any other required documents to the depositary at one of its addresses set out below:

The Depositary:

COMPUTERSHARE TRUST COMPANY, N.A.

By First-Class Mail:	By Hand, Registered, Certified or Express Mail or Overnight Courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
Attention: Corporate Actions	Attention: Corporate Actions
P.O. Box 859208	161 Bay State Drive
Braintree, Massachusetts 02185-9208	Braintree, Massachusetts 02184

By Facsimile Transmission (For Eligible Institutions Only):

Facsimile Transmission:

(781) 930-4942

To Confirm Facsimile Transmissions (For Eligible Institutions Only):

Confirm Receipt of Facsimile

By Telephone:

(781) 930-4900

Please contact the information agent at the telephone numbers and address below with any questions or requests for assistance. Please contact the information agent for additional copies of the offer to purchase and the letter of transmittal and the notice of guaranteed delivery. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer. To confirm delivery of your shares, please contact the depositary.

The Information Agent:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (call collect)

E-mail: tenderoffer@mackenziepartners.com

or

Call Toll Free (800) 322-2885